CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 23, 2021 relating to the financial statements and financial highlights, which appears in the Annual Report on Form N-CSR for the year ended September 30, 2021 of AMG Boston Common Global Impact Fund (formerly AMG Managers Brandywine Fund) and AMG Veritas Global Real Return Fund (formerly AMG Managers Brandywine Blue Fund), two of the funds constituting AMG Funds I. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
January 28, 2022

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